UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        Island Critical Care Corporation
                 (NAME OF SMALL BUSINESS ISSUER IN OUR CHARTER)

                                    Delaware
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

               3699                                      65-0967706
   (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
    CLASSIFICATION CODE NUMBER)                        IDENTIFICATION NO.)

               85 Watts Drive, Charlottetown, Prince Edward Island
                                 (613) 823-4880
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                                  J. Paul Hines
                           205 Worth Avenue, Suite 201
                            Palm Beach, Florida 33480
                                 (954) 418-4912
               (NAME, ADDRESS AND TELEPHONE OF AGENT FOR SERVICE)

             APPROXIMATE  DATE  OF  COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As  soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                       CALCULATION OF REGISTRATION FEE (1)


Total  Registration  Fee                                     $  2,598.00

(1)     Estimated  solely  for  the purpose of calculating the registration fee.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                    SUBJECT TO COMPLETION, DATED MAY 30, 2000

                        ISLAND CRITICAL CARE CORPORATION

                        7,795,049 shares of Common Stock

The registration statement, of which this prospectus is a part relates to the offer and sale of 7,795,049 shares of our common stock by the holders of these securities, referred to as selling security holders throughout this document.

Our common stock is not listed on any national securities exchange or the NASDAQ stock market.

The  selling security holders may offer their shares at any price.   We will pay
all  expenses  of  registering  the  securities.

These securities involve a high degree of risk and should be considered only be persons who can afford the loss of their entire investment. See "Risk Factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

             The date of this preliminary prospectus is May 30, 2000

                                TABLE OF CONTENTS

Part  I  -  Prospectus  Information

 1.    Front Cover Page of Prospectus . . . . . . . . . . . . . . . .   1
 2.    Inside Front and Outside Back Cover Pages of Prospectus. . . .   2
 3.    Summary Information. . . . . . . . . . . . . . . . . . . . . .   4
       Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . .   6
 4.    Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . .   9
 5.    Determination of Offering Price. . . . . . . . . . . . . . . .  10
 6.    Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
 7.    Selling Security Holders . . . . . . . . . . . . . . . . . . .  10
 8.    Plan of Distribution . . . . . . . . . . . . . . . . . . . . .  13
 9.    Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . .  14
10.    Directors, Executive Officers, Promoters, and Control Persons.  14
11.    Security Ownership of Certain Beneficial Owners and Management  16
12.    Description of Securities. . . . . . . . . . . . . . . . . . .  17
13.    Interest of Experts and Counsel. . . . . . . . . . . . . . . .  18
14.    Disclosure of Commission Position on Indemnification
       for Securities Act Liabilities . . . . . . . . . . . . . . . .  18
15.    Organization Within Last Five Years. . . . . . . . . . . . . .  19
16.    Description of Business. . . . . . . . . . . . . . . . . . . .  19
17.    Plan of Operation. . . . . . . . . . . . . . . . . . . . . . .  35
18.    Description of Property. . . . . . . . . . . . . . . . . . . .  37
19.    Certain Relationships and Related Transactions . . . . . . . .  38
20.    Market for Common Equity and Related Stockholder Matters . . .  38
21.    Executive Compensation . . . . . . . . . . . . . . . . . . . .  39
22.    Financial Statements . . . . . . . . . . . . . . . . . . . . .  41
23.    Changes and Disagreements With Accountants on Accounting
       and Financial Disclosure . . . . . . . . . . . . . . . . . . .  50

Part II -  Information Not Required in Prospectus

24.    Indemnification. . . . . . . . . . . . . . . . . . . . . . . .  51
25.    Other Expenses of Issuance and Distribution. . . . . . . . . .  51
26.    Recent Sales of Unregistered Securities. . . . . . . . . . . .  52
27.    Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
28.    Undertakings . . . . . . . . . . . . . . . . . . . . . . . . .  54

ITEM  3.     SUMMARY  INFORMATION  AND  RISK  FACTORS

                               PROSPECTUS SUMMARY

This prospectus contains statements about our future business operations that involve risks and uncertainties. Our actual results could differ significantly from our anticipated future operations, as a result of many factors, including those identified in the "Risk Factors" beginning on page 6. Because this is a summary and the information is selective, it does not contain all information that may be important to you. You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, prior to making an investment decision.

Our  Company.
We were incorporated in Delaware on December 15, 1999. On December 22, 1999, we merged with Island Critical Care Corp., an inactive Florida corporation. Island Critical Care, Florida, was originally incorporated on March 15, 1996 under the name 9974 Holding, Inc., but changed its name from 9974 Holding Co., to Ontario Midwestern Railway Company, Inc., and then to Midwestern Railway Company, prior to their merger with us. In the merger transaction, we exchanged our shares with Island Critical Care Florida in a 1 for 1 exchange of common stock. Following that transaction, we emerged as the surviving entity. On January 13, 2000, we merged with Island Critical Care Corporation, an Ontario corporation. In this transaction, we exchanged our shares with the Ontario incorporated Island Critical Care Corporation in a 1 for 1 exchange of common
stock.  We  emerged  as  the  surviving  entity.   We  acquired  the  Ontario
incorporated Island Critical Care Corporation, because we wanted to purchase its licensed technology, cash, financial incentive agreements and research and development of its pulse oximeter prototype.

Through our acquisition of the Ontario incorporated Island Critical Care Corporation we acquired the right to use Masimo Corporation's Signal Extraction Technology in medical devices that we plan to develop. This technology integrates a computer processing board, computer software program, cables, and other equipment into medical monitoring devices and is designed to measure the level of oxygen saturation in the blood of human patients.

We seek to become a developer, assembly plant, and worldwide distributor of medical monitoring devices that use Masimo's Signal Extraction Technology. Our principal executive offices are currently located at 85 Watts Avenue, Charlottown, Prince Edward Island, Canada. Our telephone number is (902) 569-4447. We are only authorized to issue common stock. Our total authorized common stock consists of 50,000,000 shares, of which 18,101,000 shares are issued and outstanding.

Our  Business.
We currently have no operations, revenues, or profits. The initial medical monitoring device we have developed and we will attempt to market is the ATO2M 2000 stand-alone pulse oximeter using Masimo's Signal Extraction Technology. Our prototype pulse oximeter is now complete. Our plans include leasing a building to be constructed in the Town of Stratford, Prince Edward Island. Prince Edward Island is one of the ten Provinces which comprise the Confederation of Canada. It is located in the Atlantic Ocean approximately 13 miles northwest of Nova Scotia. Until construction of the to be leased building is complete, and we have entered into an agreement for the use of those premises, we have been given access to office and manufacturing premises owned by the government of the Province of Prince Edward Island on a rent free basis. These temporary offices are located in the West Royalty Industrial Park in Charlottetown, Prince Edward Island, includes approximately 2800 square feet of office space, storage space, assembly space and a foyer. We expect that the assembly plant will be available for our use by approximately July 2000, at which time we will begin assembling and distributing our ATO2M 2000 Pulse Oximeter. There are no assurances that any of these plans will occur.

We have developed no assembly, marketing, or distribution plans for our proposed ATO2M 2000 stand-alone pulse oximeter. We cannot assure that we will ever develop any of these proposed products or any other products.

The  Offering.
As of June 1, 2000, we had 18,101,000 shares of our common stock outstanding. This offering is comprised of securities offered by selling security holders only. We will not receive any proceeds from the sale of the securities.

                         FINANCIAL SUMMARY INFORMATION.

Because this is only a financial summary, it does not contain all the financial information that may be important to you. You should also read carefully all the information in this prospectus, including the financial statements and their explanatory notes.

Statement of Operations          Period from
                                 Inception to December 31, 1999
------------------------------  --------------------------------
Net Sales                       $                             0
Cost of Sales                   $                             0
Gross profit                    $                             0
Operating expenses              $                       138,659
Income (loss) from operations   $                     (138, 659)
Other expense, net              $                             0
Net income (loss)               $                      (138,659)
Net income per common share     $                          (.01)

Balance Sheet                              Period from
                                           Inception to December 31, 1999
-----------------------------------------  -------------------------------

Total current assets                       $                       701,544
Other assets                               $                       182,681
Total Assets                               $                       884,225
Current liabilities                        $                       155,107
Due to stockholder/officer                 $                             0
Due to related party                       $                             0
Total liabilities                          $                       155,107
Stockholders equity (deficiency)           $                       729,118
Total liabilities and stockholder equity   $                       884,225



                                  RISK FACTORS

An investment in the shares of common stock offered in this prospectus involves a high degree of risk. We cannot assure that we will ever generate revenues, develop operations, or make a profit.

Masimo Has Already Granted Licenses of Its Signal Extraction Technology to Other Companies Masimo's has always maintained a business strategy of commercializing its Signal Extraction Technology by granting licenses of this technology to medical device manufacturers or distributors For instance, Masimo has granted these licenses to established medical monitoring device companies that have substantially greater assets and financial resources than us:
   -  Zoll,  a  company  based  in  France
   -  Protocal,  a  company  based  in  the  United  States
   -  Drager,  a  company  based  in  Germany
   -  GE-Marquette,  a  company  based  in  the  United  States
   -  Data  Scope,  a  company  based  in  the  United  States
   -  NEC,  a  company  based  in  Japan
   -  GS-Electromedizinische  Gerate,  a  company  based  in  Switzerland

Although none of these companies have added Masimo Signal Extraction Technology to a stand-alone portable pulse oximeter like our developed prototype ATOm2000 pulse oximeter, these companies have added this technology to their existing products. In doing so, Masimo has made the Signal Extraction Technology readily available to hospitals, clinicians, and physicians and to other venues servicing medical patients. Over thirty companies in the United States, Europe, and Japan have licensing agreements with Masimo. Several of these companies already have long-standing relationships with Masimo and have developed products using
Masimo's Signal Extraction Technology. Moreover, under the terms of our agreement with Masimo, Masimo may grant these licenses to an unlimited number of companies.

In contrast, we are in the initial stages of our agreement with Masimo, we have no distribution agreements, and the development of our Pulse Oximeter is incomplete. Accordingly, we must successfully implement our development, marketing, and distribution plans to become competitive.

Our  Business  is  Overly  Dependent  Upon  Masimo
Our continued existence is dependent upon Masimo. Because a crucial component of our to be developed pulse oximeter is Masimo's Signal Extraction Technology, the development and promotion of our product is dependent upon Masimo's continued participation. Should a change in our control occur, our agreement with Masimo might be negatively affected, including possible breach of contract claims against us. Should Masimo breach its agreement with us and stop supplying us with their Signal Extraction Technology computer boards, we will be unable to assemble any further products. Should Masimo become insolvent and incapable of producing computer boards used in our pulse oximeter, our business will cease to exist.

We  are  Subject  to  Intense  Competition
The medical device industry is subject to rapidly evolving technology and increased competition. Nellcor Puritan Bennett of Orlando, Florida occupies about 80%of the pulse oximeter market and is a dominant player in the pulse oximeter market. Ivy Biomedical is one of three manufacturers that have incorporated Masimo's Signal Extraction Technology in the manufacture of a stand-alone pulse oximeter. These companies may have the following competitive advantages regarding their pulse oximeters and other medical monitoring devices:
   -  More  established  distribution  networks
   -  More  product  features
   -  More  competitively  priced  products
   -  Better  quality  and  performance
   - More financial and technological resources to devote to research and development
   -  Technological  and  marketing  advantages.

In addition, Masimo is currently developing its own stand-alone pulse oximeter, known as the "Radical."

If we are not able to overcome these competitive advantages, we will generate few sales of our pulse oximeters.

We  Have  No  Distribution  Agreements
We now have no distribution agreements for our initial product or any other future products. We may encounter difficulties in securing distribution agreements. Although we have generally developed our methods of distribution, we have not developed a specific plan to implement them. In contrast, our competitors, such as Nellcor, have a substantial distribution network. If we fail to adequately develop a distribution network, we will not generate sufficient sales to become profitable.

If We Do Not Use a System of Quality Assurance in Our Assembly Process, Our Pulse Oximeters Will Not Perform to Industry Expectations
If each step in our assembly process is not compliant with acceptable standards of quality assurance, the performance of our ATOm2000 Pulse Oximeter will be compromised. Because Masimo's Signal Extraction Technology will be a crucial component of our ATOm2000 Pulse Oximeter, if we do not use quality assurance in integrating that technology to our remaining components, our entire unit will not function properly. Currently, we do not have a specific quality assurance plan to be implemented in our assembly process. If we fail to develop or implement a quality assurance plan to our assembly process, our pulse oximeters will not perform properly; moreover our reputation for providing quality products will diminish or never be developed.

Our Completed Pulse Oximeter Prototype May Not Perform to Industry Expectations We have not determined whether the completed prototype product will perform to industry standards. If our completed product does not perform to industry expectations, it will not be accepted into the marketplace as a reliable patient monitoring device. If our completed product does not exceed the performance of conventional pulse oximeters, our product will become obsolete. In addition, should the industry standard increase to a level which our to be developed stand-alone pulse oximeter does not perform, our product will become obsolete.

The Increase in the Use of Managed Care Organizations May Exert Influence Over the Medical Device Market
The North American population is increasingly dependent upon managed care organizations. If managed care organizations continue to grow and/or consolidate, these organizations may seek cost-saving measures. This development would have a negative impact upon the sales of our pulse oximeters.

The Licensing Agreement Between Masimo and Us Requires Us to Use Masimo's Product Designation on the Front of Our Pulse Oximeters
Our purchasing and licensing agreement with Masimo requires us to affix the Masimo label to our products. Our distributors may want to affix our company name on our pulse oximeter; however, they will not be required to do so, in which case the distributor's name will appear, while our name will not appear. In other cases, distributors may choose Masimo's name to appear on our products, to the exclusion of our company name. If distributors choose not to use our name, it limits our ability to develop recognition of our company name and reputation.

We  Are  Limited  In  Our  Ability to Enter Into Agreements or Arrangements with

Other  Technology  Companies
Our purchasing and licensing agreement with Masimo requires that our products exclusively use Masimo's Signal Extraction Technology. In addition, the agreement requires that in year three of the agreement and thereafter, our products using this technology will make up at least 80% of our annual product shipments that provide arterial oxygen saturation measurements. Because of these limiting provisions, if other companies produce superior technologies to Masimo, we will be unable to use these technologies in our products.

After We Develop, Manufacture and Distribute Our Pulse Oximeter Our business will be Dependent Upon New Product Development.
As we become more established in the assembly of our Pulse Oximeters, we will be under increased market pressure to develop and/or acquire new products or develop technological enhancements to our existing products. If we devote too many financial resources to the development, assembly, and promotion of our pulse oximeters, at the expense of research and development of new medical testing devices, our business may be overly concentrated in one product. Other companies that are partners with Masimo have begun development of other medical monitoring devices, other than the pulse oximeter, using the Signal Extraction Technology. These companies will have technological advantages over us in developing new products.

Our Use of Masimo's Signal Extraction Technology May Subject Us to Possible Patent Infringement Claims
Masimo has sued Nelcor for infringement of its Signal Extraction Technology patent and Nelcor has counterclaimed against Masimo and Ivy Biomedical for infringement of patents held by Nelcor. If Masimo is found to have infringed on Nelcor's patent, Masimo may no longer be able to sell their Signal Extraction Technology computer boards. Should that event occur, we will be unable to assemble our products.

Our Line of Credit Facility with Enterprise P.E.I. Imposes Certain Limiting Conditions
Our line of credit from Enterprise, P.E.I., a Prince Edward Island government agency, requires the agency's written consent if we wish to make certain expenditures. For instance, if we wish to make any loans or advances to shareholders or affiliated companies or grant corporate loan guarantees, we must obtain the agency's written consent. Enterprise PEI also requires its written consent if we wish to make dividend payments to our shareholders or bonuses to our directors. These conditions limit our ability to structure our corporate finances and affairs in a manner that may be advantageous to our corporate affairs and development.

ITEM  4.     USE  OF  PROCEEDS

We will not receive any proceeds from the sale of securities by the holders of the securities.

ITEM  5.     DETERMINATION  OF  OFFERING  PRICE

We will not make this determination. The holders of the securities will be able to determine the price at which they sell their securities.

ITEM  6.     DILUTION

Since we are not offering or registering shares at a specific price, we are unable to calculate dilution.

ITEM  7.     SELLING  SECURITY  HOLDERS

The securities are being sold by the selling security holders named below. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities.


Name                   Relationship    Amount          Amount          Percentage
                       With Issuer     Beneficially    Beneficially    Owned
                                       Owned Prior to  Owned           After
                                       Offering        After Offering  Offering is
                                                                       Complete

3006760 Ontario Inc.                           20,000               0
503124 Ontario Ltd.                           108,715               0
Bob Anderson                                      834               0
Atlantis Capital                               16,687               0
Corp.
Nick Auciello                                   6,667               0
James Aw                                       20,000               0
Pamela K. Beer                                    500               0
Marlon Brand                                    4,000               0
Ronald B. Brown                                   834               0
C&T Co, Inc.                                   80,000               0
Frank Cango                                       667               0
Steve Chafetz                                   6,667               0
Bob Chaudhuri                                   5,000               0
Ken Coe                                           667               0
Marc Comjean                                   23,334               0


                                       10

Courtice Investments                          150,000               0
Inc.
D. Bond Investments                             6,667               0
David Cravit                                   10,000               0
Amy G. Crosby                                 150,000               0
Michael Curtis                                 41,285               0
Kathy Deamics                                     867               0
Deborah Dublack                                12,000               0
Elgin Investments     Investor              1,600,000               0            0
Don Fenn                                       20,000               0
Finlay Consulting     Investment            1,000,000               0            0
Inc.                  Relations  Sub-
                      Contractor
David Fletcher                                 20,000               0
Tony Flynn                                     20,000               0
David Frattaroli                               10,000               0
Louis Gallo                                     7,048               0
Jay Gemma                                      16,667               0
Matthew Glac                                    3,000               0
Alan Grant                                     60,000               0
Brenda Hamilton                                25,000               0
Lucy Harris                                     6,667               0
El-Ann Hines                                      334               0
L.J. Hines                                        334               0
Lauren Hines                                      834               0
Mark Hines                                        334               0
Nadine Hines                                      834               0
Collin Hong                                    10,000               0
Alex Johnston                                  10,000               0
Nicolia Kartsonas                               1,000               0
Alex Kennedy                                   20,000               0
William Kennedy                                 6,826               0
M.G. Kennedy                                   10,000               0
Tan Hi Kim                                      3,816               0
W.E. King                                         834               0
Martin Laelante                                10,000               0
Annie Lee                                       2,151               0
Ben Leung                                       1,334               0
Peter Lockey                                      667               0


                                       11

Liane Lueck                                       667               0
Norma Marrone                                  16,667               0
Michael Martin                                    839               0
Nora Marjorie                                     342               0
Martin
Teresa Melo                                     1,667               0
Jesse Moore                                       334               0
Stewart Murray                                  2,000               0
Diane Nemis                                    50,000               0
Mary Ann Neshevica                             20,000               0
Don Paradiso                                   25,000               0
Joseph Perrault                                 6,667               0
John Pignatelli                                 4,000               0
Lynn Pignatelli                                40,000               0
Paul Pignatelli                                36,000               0
Karen Pohl                                      6,667               0
Ruth Reisman                                    6,667               0
Gavin Riches                                  793,098               0
Romz International                            200,000               0
Co.
Lissette Rozon                                    834               0
Irnre Sarvari                                  10,000               0
Jules Sarvari                                   2,000               0
Guy Schierau                                   20,000               0
Ship Island           Investor              2,719,811               0            0
Investments
Nikolic Slobodan                               80,000               0
Terrence Edwin                                    475               0
Staples
Peter Stein                                    60,000               0
Swift Enterprises                              72,000               0
Inc.
Harry Tan                                       5,239               0
The Imerax Group                               25,667               0
Frank Ursoleo                                     667               0
George C. Valeri                                5,000               0
Delia Bowman                                      382               0
Wach


                                       12

Dr. Ed White                                    1,000               0
Fern White                                        334               0
David B. Williams                               7,000               0
Lily Lau Chui Ying                                954               0
Silvano Zacchigna                              30,000               0
Jerry Zadyko                                    2,000               0
Dimitri Zolotoreu                               8,000               0
Total                                       7,795,049               0

ITEM  8.     PLAN  OF  DISTRIBUTION

The securities offered by this prospectus may be sold by the selling security holders or by those to whom such shares are transfered. We are not aware of any underwriting arrangements that have been entered into by the selling security holders. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as principals in the resale of these securities.

Any of the selling security holders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the selling security holders were to provide us with cash proceeds from their sales of the securities. If any of the selling shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

In addition, the selling security holders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

The selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling security holders, the pledgee in such loan transaction would have the same rights of sale as the selling security holders under this prospectus. The selling security holders also may enter into exchange traded listed option transactions which require the delivery of the securities listed under this prospectus. The selling security holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling security holders under this prospectus.

In addition to, and without limiting, the foregoing, each of the selling security holders and any other person participating in a distribution will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling security holders or any such other person.

There can be no assurances that the selling security holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the selling security holders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the selling security holders.

ITEM  9.     LEGAL  PROCEEDINGS

We are not aware of any pending or threatened legal proceedings, in which we are involved.

ITEM  10.    DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS,  AND  CONTROL PERSONS

Directors  and  Executive  Officers.
Our Bylaws provide that we may have the minimum number of directors allowable by law. Delaware Corporate Law provides that a corporation must have at least 1 director. Vacancies are filled by a majority vote of the remaining directors then in office. Our directors and executive officers are as follows:

Name            Age        Position
--------------  ---  --------------------
Kenneth Legere   53  President & Director
Sean Flanigan    34  Secretary & Director
Wayne Weber      41  Treasurer & Director

Each director will serve until our next annual shareholder meeting to be held at an undetermined date or until a successor is elected who accepts the position. Directors are elected for one-year terms. Our officers will be elected by the Board of Directors at their first meeting following the annual shareholder meeting each year.

Kenneth R. Legere, our president, chief executive officers and director, served seventeen years in the Canadian Armed Forces as a Medic, pharmacist, x-ray technical, and laboratory technologist from 1969 to 1988. From 1981 to 1983, Mr. Legere completed biomedical engineering training at the NATO learning institution, the U.S. Army Medical Equipment and Optical School, and Fitzsimmon Army Medical Center. From 1988 to 1998, Mr. Legere, acted as the sole Canadian distributor of Schiller AG's life sciences equipment. Schiller AG is Switzerland company.

Sean Flanigan, our vice president, chief operating officer and director is an attorney licensed to practice law in the Province of Ontario. He graduated from Carleton University (Ottawa) with a Bachelor of Arts degree in June of 1987. After graduation he studied economics at Carleton University and enrolled in the University of Ottawa Law School from which he graduated in 1991. He was admitted to the bar of Ontario in February of 1993 and practiced law as a partner of the firm Tavel & Flanigan from September 1993 through December of 1999. Mr. Flanigan was the incorporator of the Ontario Corporation that we acquired in January of 2000 and he joined our board and executive as of the date of the merger.

Raymond Chabot Grant Thorton has employed Wayne Weber, our vice president, chief financial officer and director as follows:

   -  January  1985  to  December  1986  as  a  Staff  CA
   -  January  1986  to  December  1987  as  a  supervisor
   -  January  1987  to  December  1990  as  a  manager
   -  January  1990  to  December  1997  as  a  senior  manager
   -  January  1998  to  April  2000  as  a  partner.

Significant  Employees.
Other  than  those  persons  mentioned  above, we have no significant employees.

Family  Relationships.
There are no family relationships among our officers, directors, or persons nominated for such positions.

Legal  Proceedings.
No officer, director, or persons nominated for such positions and no promoter or significant employee of our Company has been involved in legal proceedings that would be material to an evaluation of our management.


ITEM  11.    SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of January 18, 2000, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors, by all executive officers and our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.


Security  Ownership  of  Certain  Beneficial  Owners.

Title of Class      Name and Address       # of Shares  Nature of Ownership  Current % Owned
--------------  -------------------------  -----------  -------------------  ----------------
Common          Finlay
                International Inc.           1,000,000  Direct                           5.5%
Common          Elgin
                Investments                  1,600,000  Direct                          8.83%


Security  Ownership  of  Officers  and  Directors.

Title of Class  Name and Address  # of Shares  Nature of Ownership  Current % Owned
--------------  ----------------  -----------  -------------------  ---------------
Common          Kenneth Legere      6,168,164  None                          34.08%
Common          Sean Flanigan       1,500,000  Indirect                       8.29%
Common          Sean Flanigan            1000  Direct
Common          Wayne Weber         2,200,000  Indirect                      12.15%
--------------  ----------------  -----------  -------------------  ---------------
Total                               9,869,164                                54.52%

Changes  in  Control.

There are currently no arrangements, which would result in a change in our control.


ITEM  12.    DESCRIPTION  OF  SECURITIES

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

COMMON  STOCK.
General.
We are authorized to issue 50,000,000 shares of common stock with a par value of $.001 per share. As of May 30, 2000, there were 18,101,000 common shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

Voting  Rights.
Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Dividend  Policy.
All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. In addition, our agreement with Prince Edward Island forbids our payment of dividends while any loan amount is outstanding, unless we receive specific written consent from the Prince Edward Island government. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

Miscellaneous  Rights  and  Provisions.
Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

SHARES  ELIGIBLE  FOR  FUTURE  SALE.
The 7,795,049 shares of common stock sold in this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates", which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for one year may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

As a result of the provisions of Rule 144, all of the restricted securities could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

ITEM  13.    INTEREST  OF  EXPERTS  AND  COUNSEL

Our Financial Statements for the period from inception of our predecessor to December 31, 1999, have been included in this prospectus in reliance upon of Rotenberg & Co., independent Certified Public Accountants, as experts in accounting and auditing.

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.

ITEM  15.    ORGANIZATION  WITHIN  LAST  FIVE  YEARS

Prior to the merger, in December 1999, Island Critical Care Corp., the Ontario Corporation, sold a total of 2,988,098 shares of common stock to several investors, in connection with a Canadian private placement, for cash consideration totaling $1,138,779 in United States dollars. The largest investor in the Canadian private placement is one of our selling security shareholders, Elgin Investments. Elgin Investments' received 1,600,000 shares of Island Critical Care Corp., the Ontario Corporation, of the total 2,988,098 shares of common stock sold to the investors in the Canadian private placement. Elgin Investments' total cash investment in the Canadian private placement was $550,960 in United States dollars. In connection with that private offering, Island Critical Care Corp., the Ontario Corporation, also issued 1,000,000 shares of its common stock to Finley Investments, for services valued at $340,000. The investors in the Canadian private placement received warrants to purchase an additional 747,025 shares of Island Critical Care, Ontario Corporation's common stock. As of December 31, 1999, these warrants remained outstanding. These warrants, if exercised, will result in the issuance of 747,025 shares of our common stock. The warrants may be exercised over a two-year period. The warrants are exercisable in the first year at $1 Canadian per share and at $1.50 Canadian per share in the second year.

In December 1999 and prior to the merger, 10,000 Delaware, Inc., a corporation owned by our president, Kenneth Legere, provided Island Critical Care Corp., the Ontario Corporation , with $6,145 of legal and incorporation expenses to affect the incorporation of the Island Critical Care Corp., the Ontario corporation. 10,000 Delaware, Inc. received 6,164,398 shares of Island Critical Care Corp., the Ontario corporation, as consideration for the payment of these expenses.

ITEM  16.    DESCRIPTION  OF  BUSINESS

BUSINESS  DEVELOPMENT.
We were incorporated in Delaware on December 15, 1999 for the purpose of developing, assembling, and distributing patient monitoring devices worldwide. On December 22, 1999, we merged with Island Critical Care Corp., an inactive

Florida corporation. Island Critical Care, Florida, was originally incorporated on March 15, 1996 under the name 9974 Holding, Inc., but changed its name from 9974 Holding Co., to Ontario Midwestern Railway Company, Inc., and then to Midwestern Railway Company, prior to their merger with us. In the merger transaction, we exchanged our shares with Island Critical Care Florida in a 1 for 1 exchange of common stock. Following that transaction, we emerged as the surviving entity. On January 13, 2000, we merged with Island Critical Care Corporation, an Ontario corporation. In this transaction, we exchanged our shares with the Ontario incorporated Island Critical Care Corporation in a 1 for 1 exchange of common stock. We emerged as the surviving entity. We acquired the Ontario incorporated Island Critical Care Corporation, because we wanted to purchase its licensed technology, cash, financial incentive agreements and research and development of its pulse oximeter prototype.

We have operated as a development stage company since our inception. We have devoted all our efforts to financial planning, raising capital, research and development, and development of our assembly plant. We have never been the subject of any bankruptcy or receivership. We have had no operations to date.

In our merger with the Ontario incorporated Island Critical Care, we acquired the right to incorporate Masimo's Signal Extraction Technology in medical devices we plan to develop. We are in the process of developing a medical device using this technology. We plan to complete our development of our ATO2M 2000 Pulse Oximeter by May 2000.

PRINCIPAL  PRODUCTS  AND  SERVICES.
We currently do not have a product. We have not publicly announced our to be developed ATO2M 2000 Pulse Oximeter. We are undergoing the completion of this prototype product.

The  planned  operation  and  assembly  of  our  product  is:

We plan to obtain Masimo's computer board and sensors that will collect and interpret oxygen saturation levels which will then be delivered to the user through liquid crystal displays, light emitting diodes and alarms. The ATO2M 2000 pulse oximeter is a delivery device for patient information.

We will directly be involved in providing the following functions to our pulse oximeter:
   -  Product  Design
   -  Storage  of  patient  data
   -  Organization  of  patient  data
   -  Delivery  of  patient  data
   -  Display  of  data  in:
         o   Real  time  -  Occurs  at  the  moment  of  measurement
         o Historical Trending - Constant patient monitoring that displays blood oxygen saturation levels by plotting real time measurements against a 48 hour period
         o Alarm Results - Alarm sound if blood oxygen levels reaches a level below normal level
         o Historical Readings - providing a memory of real time readings for a single patient for up to ten days of continuous monitoring.

Our pulse oximeter is a measurement device that is attached to a patient via a cable and sensor applied to a finger, toe, or across the bridge of the nose or an ear lobe. The device measures the oxygen saturation in the blood stream. The oxygen is measured with an infrared signal, which the probe picks up and transmits to the oximeter unit through the cable. A numerical read-out of blood oxygen saturation and pulse rate is displayed for diagnostics purposes. Pulse oximeters are used year round in operating rooms, intensive care units, emergency room; ambulances, air transportation units, clinics, respiratory care units, and home care programs. According to Masimo's website, the world market for pulse oximetry in 1996, was $500 million and could increase to over one billion dollars within five years.

We have a licensing agreement with Masimo Corporation, the manufacturer of a Signal Extraction Technology board and pulse oximeter sensors, providing us with the right to use their patented technology in a stand along pulse oximeter for ten years. We will need to finish our completion of the oximeter prototype, enter into a leasing agreement with the owner of the to be constructed assembly plant and develop our marketing division.

Conventional pulse oximetry has been used for years in the patient monitoring market. Conventional pulse oximeters are susceptible to inaccuracies in oxygen saturation measurement as a result of interference from the movement of the patient or electronic devices in close proximity to the patient. Conventional pulse oximeters do not use Masimo Signal Extraction Technology or any similar technology to reduce and/or eliminate artifact and as such continue to present clinical inaccuracies due to sensitivity to motion artifact, light interference and low perfusion. Masimo's Signal Extraction Technology is designed to reduce and/or eliminate the interference and motion artifact. The results of various clinical tests using Pulse Oximeters with Masimo's Signal Extraction Technology have shown this technology to be effective in reducing the effects of noise interference. Signal Extraction Technology, although potentially it may be applied to wide range of medical devices.

On June 9, 1999, Masimo received clearance from the Food and Drug Administration to extend the application for use of its Signal Extraction Technology to include conditions of patient motion and patients with low oxygen levels on all patient populations. Masimo was also cleared for accuracy specifications under these conditions.

DISTRIBUTION.
We  will  employ  three  methods  of  distribution:
   - Enter into distribution agreements with other medical device distributors granting exclusive distribution rights to our products within geographically defined areas.
   - Enter into non-exclusive agreements that will require distributors to assume additional cost for entering into non-exclusive arrangements with us.
   - Marketing our products through our website to end users, such as hospitals, distributors, and HMOs.

We now have no agreements with any distributors. We have no website to market our products. We have not developed a plan for development of a website.

We plan to visit several potential distributors during May and June 2000 to negotiate possible distribution agreements.

NEW  PRODUCTS  OR  SERVICES.
We currently have no new products or services announced to the public. Upon our completion of our ATO2M 2000 pulse oximeter, we will publicly announce our product. Although we generally plan to develop other medical monitoring devices using Masimo's Signal Extraction Technology, we now have no specific proposed products or plan to develop prototypes for these products.

COMPETITIVE  BUSINESS  CONDITIONS.
We  face  competition  from  3  fronts:

Companies that Manufacture Traditional Pulse Oximeters Without Artifact Reduction Component
Companies, such as Nelcor, manufacture conventional pulse oximeters used in the market. Although these pulse oximeters are not equipped with the artifact reduction technology such as Masimo's Signal Extraction Technology, they are still used by the full spectrum of medical facilities.

Companies That Manufacture High End Monitoring Systems With Artifact Reduction Component
Companies such as Atom of Japan and Schiller AG of Switzerland, manufacture high end monitoring systems composed of large rack mounted system that use Masimo's Signal Extraction Technology. These high-end units are used in operating rooms and intensive care units.

Companies That Manufacture Stand Alone Pulse Oximeters With Artifact Reduction Component
Our greatest competition will come from companies that manufacture or market a stand-alone pulse oximeter using Masimo's Signal Extraction Technology, similar to our own proposed product, as follows:
   - Masimo has introduced its own stand-alone pulse oximeter using their Signal Extraction Technology, the Radical.
   -  Ivy  Biomedical and Quest Corporation manufacture pulse oximeters that use

      Masimo  Signal  Extraction  Technology.
   - Nelcor, the market leader in pulse oximeters, has developed an artifact reduction technology named Oxismart, which it has incorporated into its own stand-alone pulse oximeters.

To compete effectively we plan to establish relationships with several companies located in North America, Europe, Australia and Japan. We will attempt to market our ATO2M 2000 pulse oximeter as a simple-to-use and cost efficient pulse oximeter that can be used in multiple languages, worldwide. Our Director of Marketing and Sales will select appropriate partners who have proven track records of sales within their markets. Masimo has agreed to refer customers to us once we have demonstrated that our product meets their standards for a stand-alone pulse oximeter. There are no assurances that any of these plans will occur or succeed.

SOURCES  AND  AVAILABILITY  OF  RAW  MATERIALS.
As of the date of this prospectus, we have no raw materials or suppliers. We now have no agreements with suppliers or manufacturers of our proposed parts. We have purchased parts for our prototype ATO2M 2000 pulse oximeters from the companies listed below. We may use these companies as our suppliers when we begin our assembly of our ATO2M 2000 pulse oximeter; however, there is no assurance that these companies will enter into supplier agreements with us. The following is a description of the parts we have purchased from these companies:

     Apollo  Display  Technologies,  Inc.     -  Master  Distributor

     - A Liquid Crystal Display module with a graphic screen manufactured by Optrex. It is used in the Pulse Oximeter to display all additional patient information other than the SPO2 and the BPM. It is also used to set the ATO2M 2000 pulse oximeter's operational defaults by the different users.

     - A part manufactured by NEC that generates the high voltage required by the Liquid Crystal Display module's screen backlight to operate.

     Arrow/Bell  Components  -  Master  Distributor

     - An integrated circuit that is a memory chip, manufactured by Micron Technology, with an internal structure of 1million bytes (8 bits). It is qualified in the literature as 8 million bits. This chip is a FLASH memory that is a type of memory that keeps its information even when power is removed. This memory is used by the ATO2M 2000 pulse oximeter to store the patient functions for a period of up to ten (10) days.

     - A part is manufactured by Corcom and its function is to contain the external power input connector (three pins), a power line filter which blocks any noise from entering or exiting the ATO2M 2000 pulse oximeter, a double fuse to protect the ATO2M 2000 pulse oximeter and its user. This part is designed to meet all the required medical specifications in North America and Europe.

     - An integrated circuit that is a voltage regulator manufactured by Linear Technology has a Low Dropout Output. Its function is to generate a regulated and constant voltage from a higher one with up to 3 amperes of current. Its use, in the ATO2M 2000 pulse oximeter, is for charging the internal battery.

     California  Micro  Devices  -  Manufacturer

     - An integrated circuit that lowers that the amount of energy that escapes from the ATO2M 2000 pulse oximeter through the operation of its front panel keypad. It also protects the ATO2M 2000 pulse oximeter from any area noise that can be picked up by the front panel keypad.


     Cantec  Systems  Ltd.  -  Manufacturer

     - A Cyclone single cell 2 volts at 2.5 ampere/hour sealed lead acid battery. We use five (5) of these in the ATO2M 2000 pulse oximeter to make 10 volts 2.5 ampere/hour internal battery that can operate the unit for up to 4 hours. The battery is a sealed type, to preserve it, so it resists leaks in any position using lead acid technology -- the same type of technology used in car batteries.

     Coilcraft  -  Manufacturer

     - A miniature coil used within the ATO2M 2000 pulse oximeter to smooth sudden surges on the power line.

     Component  Distributors  Inc.  -  Manufacturer's  Representative

     - A 3-digit Red numeric 7-segment numerical display with a Common Cathode connection. This is used to display the amount of diffused oxygen on the ATO2M 2000 pulse oximeter.

     - A 3-digit Green numeric 7-segment Light Emitting Diode display with a Common Cathode connection. This is used to display the heart rate on the ATO2M 2000 pulse oximeter.

     GGI  International  -  Manufacturer

     - This supplier provides the front panel keypad of the ATO2M 2000 pulse oximeter and its related non-recurring charges. This keypad will be used by the user to program the ATO2M 2000 pulse oximeter as well as operate it.

     Maxim  Integrated  Products  -  Manufacturer

     - This Integrated Circuit is used in the ATO2M 2000 pulse oximeter to convert the internal communications signals into the RS-232C standard for serial communications. It also protects the ATO2M 2000 pulse oximeter and its serial interface from a static discharge of up to 15,000 volts.

     - This Integrated Circuit is used in the ATO2M 2000 pulse oximeter to generate the negative voltage required by the Liquid Crystal Display module to control its display contrast.

     - This Integrated Circuit is used in the ATO2M 2000 pulse oximeter to drive the two 3-digits red and green displays on its front panel.

     Pioneer  Standard  Canada  -  Master  distributor

     - A silicon diode used as a part of the Maxim Integrated Products to generate the negative voltage required by the Liquid Crystal Display module to control its display contrast.

     - Surface mount NPN silicon transistors used to buffer low-level signals within the ATO2M 2000 pulse oximeter.

     - An integrated circuit that is an integrated 16-bit microprocessor/microcontroller control-processing unit with hardware integrated functions within it manufactured by Zilog. It runs all the sections of the ATO2M 2000 pulse oximeter, interfaces to the user and performs the keypad entered commands, handles communications with external devices, displays all the information it measures from the patient, keeps the real time clock, charges the battery, update the memory, and many other functions that are required to operate the ATO2M 2000 pulse oximeter.

     - An integrated circuit that is manufactured by Analog Devices and it is a dual 8-bit Digital to Analog Converters, which are used within the ATO2M 2000 pulse oximeter in converting some digital information into an analog signal.

     - An integrated circuit that is manufactured by Fairchild Semiconductor and its function is to scan the front panel keypad, detect which key was pressed, convert that key into a code and send it to the control-processing unit for action.

     - An integrated circuit that is manufactured by Fairchild Semiconductor and it is a standard logic chip that has six logic inverters.

     - An integrated circuit that is manufactured by National Semiconductor and its function is to measure the temperature in Centigrade within the housing.

     - A Metal Oxide Silicon Field Effect Transistor with a P channel that is manufactured by Siliconex and used as a switch to turn on or off a high voltage section of the ATO2M 2000 pulse oximeter during its operations.

     - A crystal that is cut in a special way such that it when it is inserted into an electronic oscillator circuit, it makes the circuit oscillate at 18.432 million Hertz or oscillations per second. This is used as the main frequency for the operation of the control-processing unit.

     - A crystal that is cut in a special way such that when it is inserted into an electronic oscillator circuit, it makes the circuit oscillate at 32.768 thousand Hertz or oscillations per second. This used as the main frequency for the operation of the Real Time Clock.

     - An integrated circuit that is manufactured by National Semiconductor and it has two operational amplifiers that are used to amplify some analog signals with the ATO2M 2000 pulse oximeter.

     - An integrated circuit is manufacturer by QT Electronics and it is an optical coupler with an isolation capability of up to 4,000 volts. It is used to communicate with the patients interface section while keeping the patient isolated with a minimum of 4,000 volts as per the international standards.

     - A surge arrestor part that is manufactured by Siemens and will activate if the voltage exceeds 4,500 volts protecting the ATO2M 2000 pulse oximeter, the patient interface and the patient.

     - A Liquid Crystal Display module with a graphic screen manufactured by Optrex. It is used in the ATO2M 2000 pulse oximeter to display all additional patient information other than the SPO2 and the BPM. It is also used to set the ATO2M 2000 pulse oximeter's operational defaults by the different users.

     - An integrated circuit is a memory ship, manufactured by Intel, with an internal structure of 1 million bytes or 8 bits. It is qualified in the literature as 8 million bits. This chip is a FLASH memory that is a type of memory that keeps its information even when power is removed. This memory is used by the Pulse Oximeter to store the patient functions for a period of up to 10 days. This Integrated Circuit has different pinouts than that on P.O. 202 and it will only be used for the prototypes and the evaluation units.


     - An Integrated Circuit used in the ATO2M 2000 pulse oximeter to drive the two 3-digit red and green displays on its front panel.

     - A silicon diode used as a part on the Maxim Integrated Products circuit.

     - Surface mount NPN silicon transistors used to buffer low-level signals within the ATO2M 2000 pulse oximeter.

     - This integrated circuit that an integrated 16-bit microprocessor/microcontroller (control processing unit) with hardware integrated functions within its manufacturer by Zilog. It runs all the sections of the ATO2M 2000 pulse oximeter, interfaces to the user and performs the keypad entered commands, handles communications with external devices, displays all the information it measures from the patient, keeps the real time clock, charges the battery, update the memory, and other functions that are required to operate the ATO2M 2000 pulse oximeter.

     - An integrated circuit manufactured by Fairchild Semiconductor and it function is to scan the front panel keypad, detect which key was pressed, convert that key into a code and send it to the control processing unit for action.

     - An integrated circuit manufactured by Fairchild Semiconductor and it is a standard logic chip that has six (6) logic inverters.

     - An integrated circuit manufacturer by National Semiconductor, function is to measure the temperature in Centigrade within the housing.

     - A Metal Oxide Silicon Field Effect Transistor with a P channel manufactured by Siliconix that is used as a switch to turn on or off a high voltage section of the ATO2M 2000 pulse oximeter during its operations.

     - A crystal that is cut in a special way such that it when it is inserted into an electronic oscillator circuit, it makes the circuit oscillate at 18.432 million Hertz (oscillations per second). This is used as the main frequency for the operation of the control-processing unit.

     - A crystal that is cut in a special way such that it when it is inserted into an electronic oscillator circuit, it makes the circuit oscillate at 32.768 thousand Hertz (oscillations per second). This is used as the main frequency for the operation of the Real Time Clock.

     - An integrated circuit is manufactured by National Semiconductor that has two (2) operational amplifiers that are used to amplify some analog signals with the ATO2M 2000 pulse oximeter.

     - An integrated circuit manufactured by QT Electronics that it is an optical coupler with an isolation capability of up to 4,000 volts. It is used to communicate with the patient interface section while keeping the patient isolated with a minimum of 4,000 volts as per the international standards.

     - A surge arrestor manufactured by Siemens that will activate if the voltage exceeds 4,500 volts protecting the ATO2M 2000 pulse oximeter.

     Prolex  Electronics  Inc.  -  Master  Distributor

     - Hand crimping tool. This tool is required to crimp the wires to the connector contacts' during the prototyping cycle and later on during service and repair. During production, a specialized cable assembly house will make these wires.

     Protek  Devices  -  Manufacturer

     - Surge protectors that can protect the ATO2M 2000 pulse oximeter from a static discharge of up to 25,000 volts on some of its inputs without any damage to the unit.

     Richard  Brancker  Research  Engineering  Consultants

     - A metal oxide silicon field effect transistor with a P channel that is manufactured by Siliconix that is used as a switch to turn on or off high current sections of the ATO2M 2000 pulse oximeter in order to save power during battery operations.

CUSTOMER  BASE
As of the date of this prospectus, we have no customers. We do not plan on being dependent upon one single or just a few customers.

INTELLECTUAL  PROPERTY
At present, we do not have any trademarks, patents, royalty agreements, or other proprietary interest. We may apply for a patent upon completion of our prototype oximeter if it is determined that there is any proprietary technology in the ATO2M 2000 pulse oximeter. At present we do not know if any patents would be granted for the ATO2M 2000 pulse oximeter.

GOVERNMENT  REGULATION  ISSUES.
The ATO2M 2000 pulse oximeter will be classified as medical devices under the Federal, Food, Drug, and Cosmetics Act administered by the United States Food and Drug Administration. This agency regulates the clinical testing, manufacture, labeling, sale, distribution and promotion of medical devices. Prior to introduction of our products into the market, as a manufacturer we must obtain market clearance through pre-notification or application process to the Food and Drug Administration. In addition, a manufacturer is required by the
Food and Drug Administration to comply with current good manufacturing practices. If we fail to comply with these regulations, we may be subject to fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, and criminal prosecution. Upon completion of the prototype pulse oximeter we will be making the necessary application to the Food and Drug Administration to pre-register the ATO2M 2000 pulse oximeter as a medical device.

The Atlantic Canada Opportunities Agency is an agency established and operated by the Federal government of Canada to provide economic incentives to companies to establish and operate businesses in economically depressed areas of Canada. Under the terms of the repayable contribution by the Atlantic Canada Opportunities Agency to us, we have certain reporting requirements. We are required to submit, at the Agency's request, status reports on the progress and results of the construction of the proposed leased facilities in Prince Edward
Island. In addition, within 90 days at the end of each fiscal year we are required to furnish this agency with a copy of our financial statements.

Under the terms of the line of credit we are eligible from the P.E.I. lending agency we are required to submit financial statements to the manner prescribed by our agreement with P.E.I.

We  will  seek  the  following  certifications  for our operations and products:
   -  Canadian  Standards  Association  testing
   -  CE  testing  for  sale  of  electrical  component  products  in  Europe
   - International Standards Organization 9001 standards, including a performance audit of our operations.
   -  Underwriters  Laboratory  certification
   -  Federal  Drug  Administration  certification

The ISO standard series was developed by the International Standards Organization of Geneva, Switzerland, a worldwide confederation of 90 countries. The standards were originally conceived to establish quality criteria for companies wishing to sell their products within the European Union. The standards promote operating efficiency, productivity, and cost-effectiveness in business and manufacturing. International Standards Organization SO 9001 standards cover an organization's practices in the areas of product design, development, production, installation, and servicing.

Prince Edward Island is a province within the federal structure of Canada. The province of Prince Edward Island is empowered by the Constitution of Canada to regulate certain activities of businesses that operate within that Province such as minimum wages, occupational health and safety, employment standards, excise taxes, and private contractual relations. In addition the federal government of Canada has constitutional jurisdiction to regulate interprovincial trade, income taxation, export and import taxation, excise taxation all of which will be applicable to the operations of the company, which are located within Canada. As a company established under the laws of the state of Delaware we will also be governed by the Trading with the Enemy Act that precludes our company from selling our products to certain embargoed countries.

RESEARCH  AND  DEVELOPMENT.
During the period from approximately December 15, 1999 until approximately April 28, 2000, our employees spent approximately 400 hours on research and development of the proposed ATO2M 2000 pulse oximeter product. During the period from approximately December 1, 1999 to approximately December 31, 1999, in accordance with agreements between engineering companies and us, we spent $15,331 on research and development costs. This work consisted of engineering costs associated with the development of the oximeter prototype. We contracted on a time and materials basis with the following companies to design and develop the prototype:

Richard  Branker  Research,  Ltd.     $7758
Dabby  and  Associates,  Inc.         $7573

In addition, our purchase of the Ontario based company, included their research and development beginning in mid-1997 until our acquisition of their company.

The  research  and  development  of  our  pulse  oximeter proceeded, as follows:

Step  I  -  Purchasing  and  Licensing  Agreement  With  Masimo
   - Island Critical Care Corporation Ontario entered into a ten-year agreement whereby it acquired the licensing rights to use Masimo's patented Signal Extraction Technology.
   -  We  acquired  these  licensing  rights  to:
        o Process information pertaining to blood oxygen saturation and patient heart rate.
        o To remove forms of outside agents in blood oxygen saturation measurements, such as noise, muscle, light, and motion
        o
Step  II   Design  Phase:

Signal  Extraction  Technology.
During the period from December 1, 1999 to the date of this prospectus, a team of 6 engineers and 1 biomedical technician employed by Island Critical Care Corporation Ontario evaluated several different configuration designs for our prototype pulse oximeter. The work commenced by the Ontario Corporation continued after the merger in the surviving company.

Evaluating  the  Signal  Extraction  Technology  computer  board.
In December 1999, we constructed a working mini model computer assisted oximeter. To accomplish this we built our own power supply board, added our previously built microprocessor board, and generated a computer software program and completed integration of Masimo's Signal Extraction Technology computer board. We accomplished these tasks during the period from December 22, 1999 to January 28, 2000, and then had a fully operational large-scale prototype oximeter. In the period January 28, 2000 to the date of this prospectus our team of engineers have been working to reduce the size of the original prototype by 50% and to enhance the overall design of the casing and thereafter to incorporate the component parts into the smaller design.

Design  of  Additional  Features.
During the period from January 4, 2000 to March 20, 2000, we refined and designed the following special additional features we felt were important to end users of our pulse oximeter:
   - Large easy to see red and green LEDs to display oxygen and heart rate values
   -  User  friendly  menus  to  select  various  functions
   - Trending up to ten days by any amount of time such as hours and days. Trends are continuous oximeter readings that are stored in the flash memory chip on the microprocessor board permitting a physician or nurse to view trend graphs at anytime they wish
   - Language settings to permit users to select their preferred language in English, French, German, Spanish, Japanese, Portuguese or Italian
   - Reduction in size of unit, both electronically and mechanically, to make our pulse oximeter more portable and acceptable to world markets
   - Critical alarm settings of oxygen and heart rate values with settings for both high and low readings
   - Menu to see amount of battery charge left when being used in the portable battery mode

Design  of  Electrical  Components
During the period from February 1, 2000 to March 6, 2000, we redesigned our previously built microprocessor board to add more powerful capabilities, as follows:
   - We coordinated the electrical components to our redesign and the new schematics we drew. We reconfigured our CPU board by adding a new generation microprocessor and a 16-megabyte flash memory chip.
   - This new design would allow our pulse oximeter to accommodate more significant features and processes, more efficiently than our previous design.
   - This new process would also allow a significant reduction in size of the unit because we were able to use subminiture microchip technology.

   - Our schematics were submitted to the Prism Corporation for production of our first 15 prototype boards. We received delivery of the boards on March 17, 2000.
   - We redesigned the power supply board schematics enabling us to add special features and reduce the size of the unit. A smart power supply capable of functioning over various AC/DC voltages.

Design  of  Software
The systems software we designed will be programmed in the flash memory of the Central Processing Unit board. This will allow the oximeter systems to communicate in real time the readings of the isolated patient interface into tabular data as well as into a graphic display. The readings will be displayed on a:
   -  Electro  Luminous  Display
   -  Blood  Oxygen  Saturation  Percentage
   -  Heart  Rate  Levels  on  large  light  emitting  diodes

The software has been written. However, additional features and functions will be available to incorporated through our software development by approximately the end of June 2000. This software pertains to the following additional features and functions:
   - Blood Oxygen Saturation percentage and heart rate trending for up to 10 days
   -  Language  changes
   -  Various  Alarm  Functions
   -  Nurse  Call  Function
   -  Status  of  Smart  Power  supply  functions
Although our development of these features and functions will be completed in June 2000, we will continually refine this software during approximately the next two years. These features and functions will be added to our pulse oximeter in response to the needs and requirements of companies that may purchase our pulse oximeter. We may make the software providing for these additional features and functions available by downloading it from the Internet; however, there is no assurance that this service will be available.

Design  of  Mechanical  Portion
During the period form January 10, 1999 to present, and expected to continue until approximately April 24, 2000, the design of the mechanical portion, is comprised of the following:
   -  Composed  of  10  major  parts:
   -  3  custom  circuit  packs
   -  1  custom  membrane  assembly  also  known  as  a  front  cover  plate
   -  6  or  more  miscellaneous  custom mechanical pieces to tool, evaluate and refine  the mechanical  side  of the development
   - Our team evaluated several different configurations to meet users needs, such as flat or tall units, from a visual, physical, user interaction perspective.
   - Definition of internal components progressed alongside the creation of the overall unit concepts

   - Detailed design of the plastic housings commenced for the newly formed design concept.
   - Industrial design, graphics design and user interface design worked together to close open items on function, shape, location, size, and color of all the external user elements.
   - Design verification of the physical/mechanical parts and integration of the software and hardware into the 15 prototypes being build will allow full unit experience.

Final  Design  and  Testing
Final design concerning all aspects of the ATO2M 2000 pulse oximeter has been completed and all components to build the oximeter have been ordered. As of May 19, 2000 we had 15 finalized prototypes of the ATO2M 2000 pulse oximeter. Some of these prototypes will be turned over to our evaluation team for testing while others will be provided to our marketing team who can begin showing our new unit to potential distributors. Once we have debugged our pulse oximeter we anticipate full-scale production to commence in August 2000. There is no assurance that any of these assumptions are correct.

ENVIRONMENTAL  LAW  COMPLIANCE.
Assembly of components for the completion of our Pulse Oximeter will not involve the discharge of environmental pollutants. Therefore, the extent which environmental compliance may be necessary, we do not anticipate any significant compliance expense.

EMPLOYEES.
Kenneth R. Legere, our president, chief executive officers and director, served seventeen years in the Canadian Armed Forces as a Medic, pharmacist, x-ray technical, and laboratory technologist from 1969 to 1988. From 1981 to 1983, Mr. Legere completed biomedical engineering training form the NATO learning institution, the U.S. Army Medical Equipment and Optical School, and Fitzsimmon Army Medical Center. From 1988 to 1998, Mr. Legere, acted as Schiller AG of
Switzerland's  sole  Canadian  distributor  of  their  life  sciences equipment.

Sean Flanigan, our vice president, chief operating officer and director is an attorney licensed to practice law in the Province of Ontario. He graduated from Carleton University (Ottawa) with a Bachelor of Arts degree in June of 1987. After graduation he studied economics at Carleton University and enrolled in the University of Ottawa Law School from which he graduated in 1991. He was called to the bar of Ontario in February of 1993 and practiced law as a partner of the firm Tavel & Flanigan from September 1993 through December of 1999. Mr. Flanigan was the incorporator of the Ontario Corporation that we acquired in January of 2000 and he joined our board and executive as of the date of the merger.

Raymond Chabot Grant Thorton has employed Wayne Weber, our vice president, chief financial officer and director as follows:

   -  January  1985  to  December  1986  as  a  Staff  CA
   -  January  1986  to  December  1987  as  a  supervisor
   -  January  1987  to  December  1990  as  a  manager
   -  January  1990  to  December  1997  as  a  senior  manager
   -  January  1998  to  present  as  a  partner.

Our  full-time  employees  consist  of:

   -  Kenneth  Legere       President  and  Chief  Executive  Officer
   -  Sean  Flanigan        Vice  President  and  Chief  Operating  Officer
   -  Wayne  Weber          Vice  President  and  Chief  Financial  Officer
   -  Brian  Sharpe         Director  of  Quality  Control

The following positions are now on a third party contract basis; however, during the next twelve months we anticipate hiring these individuals as our full-time employees:

   -  1 Electrical  Engineer  -  Dr. Frank Johnson of Richard Brancker Research,
        Ltd.
   - 1 Electrical Enginner/Project Manager - Mr. Joseph Dabby of Dabby and Associates, Inc.
   -  1 Software  Engineer  -  Mr.  Deiter Seilers of Richard Brancker Research,
        Ltd.
   - 2 Mechanical Engineers - Mr. Michael Brown and Mr. Kevin Bailey of Richard Brancker Research, Ltd.

As we progress to set up our assembly facility targeted for August 1,2000, we plan to staff the following full time positions:

Administrative  Staff:
   -  2  Executive  secretaries
   -  1  Financial  Assistant
   -  1  Project  Standards  Secretary
   -  1  Receptionist
   -  1  Cleaner
   -  1  Director  of  Sales  and  Marketing  -  U.S.A.

Assembly  Facility:
   -  1  Engineering  Supervisor
   -  18  Assemblers
   -  2  Shipping  and  Receiving  Clerks
   -  3  Sales  and  Marketing  Personnel

If the demand for our ATO2M 2000 pulse oximeter products grows to a sufficient level we will hire approximately 61 additional personnel, as follows:

   -  51  Assemblers
   -  2  Engineering  Supervisors
   -  2  Secretaries
   -  1  Shipping  and  Receiving
   -  1  Receptionist
   -  2  Marketing  and  Sales
   -  2  Biomedical  Technologist

There  is  no  assurance  that  we  will  hire  any  of  these  personnel.

REPORTS  TO  SECURITY  HOLDERS.
After the effective date of this document, we will be a reporting company under the requirements of the Securities Exchange Act of 1934 and will file quarterly, annual and other reports with the Securities and Exchange Commission. Our annual report will contain the required audited financial statements. We are not required to deliver an annual report to security holders and will not voluntarily deliver a copy of the annual report to the security holders. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

YEAR  2000  COMPLIANCE.
We have no computer systems at this time. We have individual personal computers for various parts of our operations, all of which are Y2K compliant. As a result, we have not encountered any compliance costs. The Y2K compliance issue is the result of computer programs being written using two digits rather than four to define the applicable year. Computer programs that have time sensitive software may recognize a date using "__00" as the year 1900 rather than 2000. This could result in a systems failure or miscalculation causing disruption of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Because we do not anticipate establishing operations until after the commencement of the Year 2000, if at all, we do not anticipate Y2K compliance will have a significant effect on our Corporation.


     ITEM  17.     PLAN  OF  OPERATIONS

The discussion contained in this prospectus contains "forward-looking statements" that involve risk and uncertainties. These statements may be identified by the use of terminology such as "believes", "expects", "may", "will", or "should", or "anticipates", or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. Important factors that could cause or contribute to such differences include those discussed under the caption entitled "risk factors," as well as those discussed elsewhere in this prospectus.

We are a development stage company without operations or revenues. We plan to develop and assemble stand-alone pulse oximeter using Masimo's Signal Extraction Technology. We have taken the following steps towards this purpose.

     - With the assistance of the government of Prince Edward Island we issued a request for proposals to have developers design and build a mixed-use assembly and office facility to be located in the Town of Stratford, Prince Edward Island. We will use as our assembly plant. We do not currently have any lease agreement for these premises nor is there any guarantee this building will be built. Under the terms of our request for proposal we have proposed that we lease this to be constructed building for a term of ten years after which time we shall have the option to purchase the building at a discount off fair market value. There is no guarantee that we will purchase this building.
     - The government of Prince Edward Island has provided us with a verbal commitment to use a building, rent-free, located at 85 Watts Drive, Charlottown, Prince Edward Island, until the construction of the Stratford facility is completed. On May 1, 2000, we occupied this building.
     - We are eligible for a 1.5 million Canadian dollars line of credit from the Prince Edward Island Agency, the Prince Edward Island government agency responsible for attracting new business to Prince Edward Island. The grant becomes available when we can demonstrate that we have a working prototype of our pulse oximeter. On May 23, 2000, we received an acknowledgement from the Prince Edward Island Agency that the funding conditions for our pulse oximeter have been met. The acknowledgement states that the Prince Edward Island Agency will be in a position to disburse on its loan upon receive of our interim financial statements and signing of the loan documents.
     - We are eligible for a $350,000 repayable grant from the Atlantic Canada Opportunities Agency, an agency of the Canadian government. This agency is responsible for the development of business opportunities in Atlantic Canada. The grant is interest free and repayable over a five-year period. Acceptable expenditures under the grant are capital asset acquisitions, market development, and standards certification costs. The grant becomes available when we can demonstrate that we have a working prototype of our pulse oximeter.

     - In April 2000 we applied for funding under the Canada Jobs Program with Human Resource Development Canada, a Federal government agency responsible for job development in undeveloped in underdeveloped parts of Canada. Under such an agreement, the government would fund 50% of qualified employee salaries for one year. The average salaries for these type employees are between $15,000 and $20,000 per employee. In May 2000, we received verbal approval for $63,000 of funding from the Human Resource Development Canada representing only a portion of our possible funding. The $63,000 of funding will be used for three of our employees who we currently employ, as follows: (a) an employee who is writing our technical source manuals and who will be responsible for our quality control; and (b) two clerical employees, responsible for various clerical duties, including typing the technical source manuals. The Human Resource Development Canada will not provide funding to us until we hire the personnel to be so funded.

     - Once we have established a commercially operational assembly facility for a period of thirty days we will receive a non-repayable grant of 200,000 Canadian dollars from Enterprise PEI.

     - Once we occupy the Stratford facility, we will receive from Enterprise PEI a 50,000 Canadian rental incentive to be applied as against our rental cost of the Stratford building in the first year of occupancy. This grant is non-repayable.

ITEM  18.     DESCRIPTION  OF  PROPERTY

We do not own any property nor do we have any plans to own any property in the future. Although the building that will house our operations will be located in the Stratford Business Park in the town of Stratford, Prince Edward Island, the exact location of property has not been determined. Stratford Business Park consists of approximately 72 acres of land. Our facility will occupy approximately 2 acres. We plan to use a newly constructed building by July 2000 that we will lease back for a ten-year period from the developer, Fitzgerald and Snow. Our annual rent cost will be approximately $88,800. The agreement with the developer will provide that the contractor will agree to build a facility and lease it to us for 10 years with lease payments of $88,000 per annum and a proposed buy out in year ten for fair market value, less a 20% discount.

This facility will include administration and executive offices, boardroom facilities, and shipping and receiving, inventory maintenance, and storage, assembly area and offices necessary for testing equipment. All parts necessary for assembling the products will be received and stored in this facility until they are allocated for assembly to a specific worker. The assembly area will be approximately 4,000 square feet and will be equipped with flooring and other environmental conditions that will be conducive to testing our products.

There is no intention to sub-tenant any of these premises. We will occupy the entire premises. We will be required to have commercial insurance, including personal injury coverage of at least $1,000,000 as well as sufficient insurance to cover the value of inventory on hand, equipment and furnishings. Insurance for the building could cost as much as $10,000 Canadian per year.

Enterprise PEI has also provided to us space in a building owned by the Provincial government to house our offices and assembly facility on a rent free basis until the Stratford facility is constructed. These facilities, Unit 12, 85 Watts Street, Charlottetown, Prince Edward Island is comprised of approximately 2800 square feet. We plan to house our headquarters and executive offices within the temporary assembly facility as of May 1, 2000. In May 2000, we initiated communication with possible distributors to arrange training and demonstration of our pulse oximeter to their sales representatives.

Our current employees and the employees we plan on hiring over the next twelve months will be housed initially in the Watts Street temporary assembly facility and thereafter in the yet to be completed Stratford building. These employees will be involved in:

   -  Shipping,  receiving
   -  Assembly  of  Product
   -  Administration  and  Executive
   -  Sales

ITEM  19.    CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS

We have not entered into any transactions with our officers, directors, persons nominated for such positions, beneficial owners of 5% or more of our common stock, or family members of such persons other than an agreement with Finlay Investment Services Ltd. whereby Malcolm Finlay will provide investor relations services for a fee of 3000 Canadian dollars per month. Under this agreement we are obliged to also pay any reasonable expenses incurred by Malcolm Finlay in providing these services.

We  are  not  a  subsidiary  of  any  other  company.

ITEM  20.    MARKET  FOR  COMMON  EQUITY  AND  RELATED  STOCKHOLDER  MATTERS.

Market  Information.
Our common stock is not traded on any exchange. We plan to eventually seek listing on the OTCBB, once our registration statement has cleared comments of the Securities and Exchange Commission, if ever. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed.

Penny  Stock  Considerations.

Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Holders.
As of January 18, 2000, there were approximately 857 holders of record of our common stock.

Dividends.
We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

ITEM  21.  EXECUTIVE  COMPENSATION

Summary  Compensation  Table
----------------------------
                          Annual  Compensation            Long  Term  Compensation
                          ------------------------------  ---------------------------
Name and Principle  Year  Salary   Bonus   Other Annual   Restricted      Securities   LTIP      Other
Position                  ($)      ($)     Compensation   Stock Award(s)  Underlying   Payouts   ($)
                                           ($)            ($)             Options (#)  ($)
------------------  ----  -------  ------  -------------  --------------  -----------  --------  ------
                    1999        0       0              0               0            0         0       0



We have entered into employment agreements with our employees. We have arrangements under which we are obligated to compensate our officers, directors or employees in the future. We have no standard arrangements under which we will compensate our directors for their services provided to us.

Our January 1, 2000 employment agreement with Kenneth Legere provides for an unlimited term of his employment as our president and chief executive officer, commencing on January 1, 2000. The agreement provides that:

   - Mr. Legere will receive $150,000 Canadian currency, exclusive of bonuses, benefits, and other compensation during his first year of employment.
   - For each successive year, his annual base salary is to be increased by eight per cent.
   - Mr. Legere will be permitted to participate in any share option plan, share purchase plan, retirement plan or similar plan offered by us to our senior executives to the extent that any such plan is authorized by our board of directors.
   - Mr. Legere will be entitled to receive one thousand compensation options that may be exercised by him at fixed price of $0.25 per option for a period of three years after vesting.
   -  Mr.  Legere  will  participate  in  our  executive  bonus  plan.

Our March 1, 2000 employment agreement with John Wayne Weber provides for an unlimited term of his employment as our vice president and chief financial officer, commencing on May 1, 2000. The agreement provides that:

   - Mr. Weber will receive $120,000, Canadian currency, exclusive of bonuses, benefits, and other compensation during his first year of employment.
   - For each successive year, his annual base salary is to be increased by eight per cent.
   - Mr. Weber will be permitted to participate in any share option plan, share purchase plan, retirement plan or similar plan offered by us to our senior executives to the extent that any such plan is authorized by our board of directors.
   - Mr. Weber will be entitled to receive an unspecified number of compensation options that may be exercised by him at a fixed price of $0.25 per option for a period of three years after vesting.
   -  Mr.Weber  will  participate  in  our  executive  bonus  plan.

Our March 1, 2000 employment agreement with Sean Flanigan provides for an unlimited term of his employment as our vice president and chief operating officer, commencing on May 1, 2000. The agreement provides that:
Mr. Flanigan will receive $120,000, Canadian currency, exclusive of bonuses, benefits, and other compensation during his first year of employment.
   - For each successive year, his annual base salary is to be increased by eight per cent.
   - Mr. Flanigan will be permitted to participate in any share option plan, share purchase plan, retirement plan or similar plan offered by us to our senior executives to the extent that any such plan is authorized by our board of directors.
   - Mr. Flanigan will be entitled to receive an unspecified number of compensation options that may be exercised by him at a fixed price of $0.25 per option for a period of three years after vesting.

   -  Mr.  Flanigan  will  participate  in  our  executive  bonus  plan.

Our auditors, in accordance with the following formula, will calculate our executive bonus plan for each fiscal year, as follows:
   - In the event that pre-tax profits for the relevant fiscal year are greater than $500,000, the lesser of $15,000 or ten percent of the Executive's base salary; and
   - $10,000 plus 1% of the amount by which such pre-tax profits exceed $500,000; and
   - in the event that pre-tax profits for the relevant fiscal year are equal to or less than $500,000, no bonus will be paid.
Our board of directors in their sole discretion will determine the amount of the Executive Bonus payable to Mr. Legere , Mr. Weber, or Mr. Flanigan.



ITEM  22.  FINANCIAL  STATEMENTS

Statements included in this prospectus that do not relate to present or historical conditions are "forward-looking statements." We may make future forward-looking statements, which may be included in documents that we file with the Commission other than this registration statement. Forward-looking statements involve risks and uncertainties that may differ materially from actual results, and may relate to our plans, strategies, objectives, expectations, intentions and adequacy of resources.

ISLAND  CRITICAL  CARE  CORP.
(A  DEVELOPMENT  STAGE  COMPANY)
(A  DELAWARE  CORPORATION)
PALM  BEACH,  FLORIDA


TABLE OF CONTENTS
-----------------------------------------------------------------------------------------------


Independent Auditors' Report                                                                F-1

Balance Sheets at December 31, 1999 and March 31, 1999                                      F-2

Statements of Changes in Stockholders' Equity for the Period From the Date of
  Inception (April 21, 1998) through December 31, 1999.                                     F-3

Statements of Operations for the Nine Months Ended
  December 31, 1999 and for the Period From the Date of Inception (April 21, 1998)
  Through March 31 and December 31, 1999.                                                   F-4

Statements of Cash Flows for the Nine Months Ended
  December 31, 1999 and for the Period From the Date of Inception (April 21, 1998)
  Through March 31 and December 31, 1999.                                            F-5 to F-6

Notes to the Financial Statements                                                    F-7 to F-9
-----------------------------------------------------------------------------------------------

INDEPENDENT  AUDITORS'  REPORT


To  the  Board  of  Directors
  and  Shareholders
Island  Critical  Care  Corp.
Palm  Beach,  Florida


     We have audited the accompanying balance sheets of Island Critical Care Corp. (A Development Stage Company) as of December 31, 1999 and March 31, 1999 and the related statements of changes in stockholders' equity, operations and cash flows for the nine months ended December 31, 1999 and for the period from inception (April 21, 1998) through March 31 and December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Island Critical Care Corp. as of December 31, 1999 and March 31, 1999 and the results of its operations and its cash flows for the nine months ended December 31, 1999 and for the period from the date of inception (April 21, 1998) through March 31 and December 31, 1999, in conformity with generally accepted accounting principles.



Rotenberg  &  Company,  llp
Rochester,  New  York
  February  18,  2000

ISLAND  CRITICAL  CARE  CORP.
(A  DEVELOPMENT  STAGE  COMPANY)
(A  DELAWARE  CORPORATION)
PALM  BEACH,  FLORIDA



BALANCE SHEETS
========================================================================================

                                                               DECEMBER 31,    March 31,
                                                                  1999         1999
----------------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS
Cash and Cash Equivalents                                    $     658,654   $      100
Commodity Tax Recoverable                                           23,237            -
Prepaid Expenses                                                    19,653            -
----------------------------------------------------------------------------------------

TOTAL CURRENT ASSETS                                               701,544          100

PROPERTY AND EQUIPMENT - NET OF ACCUMULATED DEPRECIATION             7,694            -

OTHER ASSETS
Goodwill                                                           150,000            -
License Fee - Net of Accumulated Amortization                       24,987            -
----------------------------------------------------------------------------------------

TOTAL ASSETS                                                 $     884,225   $      100
========================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable                                             $     155,107   $   50,877
----------------------------------------------------------------------------------------

TOTAL LIABILITIES                                                  155,107       50,877
----------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Common Stock - $.001 Par; 50,000,000 Authorized; 18,101,000
                            Issued and Outstanding                  18,101        6,164
Additional Paid - In Capital                                       851,719            -
Deficit Accumulated During Development Stage                      (138,659)     (56,941)
Accumulated Other Comprehensive Income                              (2,043)           -
----------------------------------------------------------------------------------------

TOTAL STOCKHOLDERS' EQUITY                                         729,118      (50,777)
----------------------------------------------------------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $     884,225   $      100
========================================================================================


     The  accompanying  notes  are an integral part of this financial statement.

ISLAND  CRITICAL  CARE  CORP.
(A  DEVELOPMENT  STAGE  COMPANY)
(A  DELAWARE  CORPORATION)
PALM  BEACH,  FLORIDA



STATEMENTS  OF  CHANGES  IN  STOCKHOLDERS'  EQUITY  FOR  THE  PERIOD
FROM  THE  DATE  OF  INCEPTION  (APRIL  21,  1998)  THROUGH  DECEMBER  31,  1999
=========================================================================================================================

                                                                             Deficit
                                                  Common                   Accumulated     Accumulated         Total
                                                   Stock     Additional      During           Other        Stockholders'
                                     Number of   $.001 Par    Paid-In      Development    Comprehensive       Equity
                                       Shares      Value      Capital         Stage          Income          (Deficit)
-------------------------------------------------------------------------------------------------------------------------

BALANCE - APRIL 21, 1998                      -  $       -  $         -   $          -   $            -   $            -

Initial Issuance of Shares for Cash   6,164,398      6,164            -              -                -            6,164

Net Loss for Period                                                            (56,941)               -          (56,941)
-------------------------------------------------------------------------------------------------------------------------

BALANCES - MARCH 31, 1999             6,164,398      6,164            -        (56,941)               -          (50,777)

Issuance of Shares in Connection
  with Recapitalization               7,948,504      7,949       (7,949)             -                -                -

Private Placement  Offering of
  Stock, Net of Offering Costs        2,988,098      2,988      860,668              -                -          863,656

Issuance of Shares in Exchange
  for Services                        1,000,000      1,000      339,000              -                -          340,000

Cost of Raising Capital                                        (340,000)             -                -         (340,000)

Net Loss for the Period                                                        (81,718)               -          (81,718)

Foreign Currency
  Translation Adjustment                      -          -            -              -           (2,043)          (2,043)
-------------------------------------------------------------------------------------------------------------------------

BALANCES - DECEMBER 31, 1999         18,101,000  $  18,101  $   851,719   $   (138,659)  $       (2,043)  $      729,118
=========================================================================================================================


     The  accompanying  notes  are an integral part of this financial statement.

ISLAND  CRITICAL  CARE  CORP.
(A  DEVELOPMENT  STAGE  COMPANY)
(A  DELAWARE  CORPORATION)
PALM  BEACH,  FLORIDA



STATEMENTS OF OPERATIONS
====================================================================================================

                                                  FROM DATE OF       NINE MONTHS      From Date of
                                                    INCEPTION           ENDED          Inception
                                                     THROUGH         DECEMBER 31,       through
                                                DECEMBER 31, 1999        1999        March 31, 1999
----------------------------------------------------------------------------------------------------

REVENUES                                       $                -   $           -   $             -
----------------------------------------------------------------------------------------------------

OPERATING EXPENSES
Advertising and Promotion                                   8,285           1,938             6,347
Bank Charges and Interest                                     251             160                91
Communications                                              4,210             198             4,012
Investor Relations                                          3,099           3,099                 -
Organization Costs                                          6,064               -             6,064
Office Supplies and Stationery                             11,196             292            10,904
Shipping Charges                                              202             202                 -
Rent and Rentals                                              880             880                 -
Research and Development Costs                             15,324          15,324                 -
Salaries and Benefits                                      57,965          57,965                 -
Travel                                                     30,756           1,233            29,523
Depreciation                                                  126             126                 -
Amortization of License Fee                                   301             301                 -
----------------------------------------------------------------------------------------------------

TOTAL OPERATING EXPENSES                                  138,659          81,718            56,941
----------------------------------------------------------------------------------------------------

NET LOSS                                       $         (138,659)  $     (81,718)  $       (56,941)
====================================================================================================

NET LOSS PER COMMON SHARE - BASIC AND DILUTED  $            (0.01)  $       (0.01)  $             -
----------------------------------------------------------------------------------------------------

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING             18,101,000      18,101,000        14,112,902
----------------------------------------------------------------------------------------------------


     The  accompanying  notes  are an integral part of this financial statement.

ISLAND  CRITICAL  CARE  CORP.
(A  DEVELOPMENT  STAGE  COMPANY)
(A  DELAWARE  CORPORATION)
PALM  BEACH,  FLORIDA



STATEMENTS  OF  CASH  FLOWS
======================================================================================================

                                                    FROM DATE OF       NINE MONTHS      From Date of
                                                      INCEPTION           ENDED          Inception
                                                       THROUGH         DECEMBER 31,       Through
                                                  DECEMBER 31, 1999        1999        March 31, 1999
------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Cash Received from Customers                     $                -   $           -   $             -
Cash Paid to Suppliers and Employees                       (178,058)       (171,994)           (6,064)
------------------------------------------------------------------------------------------------------

NET CASH FLOWS FROM OPERATING ACTIVITIES                   (178,058)       (171,994)           (6,064)
------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment                           (7,820)         (7,820)                -
Purchase of License Fee                                     (25,288)        (25,288)                -
------------------------------------------------------------------------------------------------------

NET CASH FLOWS FROM INVESTING ACTIVITIES                    (33,108)        (33,108)                -
------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Gross Proceeds From Public Offering of Stock              1,484,943       1,478,779             6,164
Cost of Private Placement Offering                         (615,123)       (615,123)                -
------------------------------------------------------------------------------------------------------

NET CASH FLOWS FROM FINANCING ACTIVITIES                    869,820         863,656             6,164
------------------------------------------------------------------------------------------------------

Net Increase in Cash and Cash Equivalents                   658,654         658,554               100

Cash and Cash Equivalents - Beginning of Period                   -             100                 -
------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS - END OF PERIOD        $          658,654   $     658,654   $           100
======================================================================================================

NON-CASH INVESTING AND FINANCING ACTIVITIES
Cost in Excess of Fair Value of Net Assets
  Acquired From Island Critical Care Corp.       $          150,000   $     150,000   $             -
======================================================================================================


     The  accompanying  notes  are an integral part of this financial statement.

ISLAND  CRITICAL  CARE  CORP.
(A  DEVELOPMENT  STAGE  COMPANY)
(A  DELAWARE  CORPORATION)
PALM  BEACH,  FLORIDA


RECONCILIATION  OF  NET  LOSS  TO  NET  CASH  FLOWS
FROM  OPERATING  ACTIVITIES
===============================================================================================
                                             FROM DATE OF       NINE MONTHS      From Date of
                                               INCEPTION           ENDED          Inception
                                                THROUGH         DECEMBER 31,       through
                                           DECEMBER 31, 1999        1999        March 31, 1999
-----------------------------------------------------------------------------------------------

NET LOSS                                  $         (138,659)  $     (81,718)  $       (56,941)

ADJUSTMENTS:
Depreciation                                             126             126                 -
Amortization of License Fee                              301             301                 -
Foreign Currency Translation Adjustment               (2,043)         (2,043)                -

CHANGES:
Commodity Tax Recoverable                            (23,237)        (23,237)                -
Prepaid Expenses                                     (19,653)        (19,653)                -
Accounts Payable                                       5,107         (45,770)           50,877
-----------------------------------------------------------------------------------------------

NET CASH FLOWS FROM OPERATING ACTIVITIES  $         (178,058)  $    (171,994)  $        (6,064)
===============================================================================================


     The  accompanying  notes  are an integral part of this financial statement.

ISLAND  CRITICAL  CARE  CORP.
(A  DEVELOPMENT  STAGE  COMPANY)
(A  DELAWARE  CORPORATION)
PALM  BEACH,  FLORIDA


NOTES  TO  THE  FINANCIAL  STATEMENTS
--------------------------------------------------------------------------------


NOTE A -  THE  COMPANIES
          The Company was incorporated in Delaware on December 15, 1999. On December 22, 1999, the Company merged with Island Critical Care Corp., a Florida corporation. In this transaction, the Company exchanged its shares with the Florida incorporated Island Critical Care Corp. in a 1 for 1 exchange of common stock. The Company emerged as the surviving entity. On January 13, 2000, the Company merged with Island Critical Care Corporation, an Ontario corporation. In this transaction, the Company exchanged its shares with the Ontario incorporated Island Critical Care Corporation in a 1 for 1 exchange of common stock. The Company emerged as the surviving entity. The Company acquired the Ontario incorporated Island Critical Care Corporation in order to purchase its licensed technology, work in progress, cash, financial incentive agreements and research and development of its pulse oximeter prototype.

          The Company's principal corporate offices are located in Palm Beach, Florida. The Company's Canadian offices are located in Charlottetown, Prince Edward Island.

          SCOPE  OF  BUSINESS
          At the present time, the Company is in the development stage and does not provide any product or services. The Company's objective is to be a leading developer and manufacturer of medical instrumentation for world export. It is currently developing a state of the art, stand alone pulse oximeter, which will be commercially manufactured in the Province of Prince Edward Island by May 2000. The Company has future plans to design, develop and manufacture a combined stand-alone oximeter and blood pressure unit, a stand-alone blood pressure unit and a vital signs monitor.

NOTE B -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
          METHOD  OF  ACCOUNTING
          The Company maintains its books and prepares its financial statements on the accrual basis of accounting.

          USE  OF  ESTIMATES
          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results can differ from those estimates.

          CONCENTRATIONS  OF  CREDIT  RISK
          Financial instruments that potentially expose the Company to significant concentrations of credit risk consist principally of bank deposits. Cash is placed primarily with high quality AAA rated financial institutions.

          CASH  AND  CASH  EQUIVALENTS
          Cash and cash  equivalents  include  time  deposits,  certificates  of
          deposit,   and  all  highly  liquid  debt  instruments  with  original maturities of three months or less.


                                                                   - continued -

ISLAND  CRITICAL  CARE  CORP.
(A  DEVELOPMENT  STAGE  COMPANY)
(A  DELAWARE  CORPORATION)
PALM  BEACH,  FLORIDA


NOTES  TO  FINANCIAL  STATEMENTS
--------------------------------------------------------------------------------


NOTE B -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  -  CONTINUED

          FOREIGN  CURRENCY  TRANSLATION
          The Company's foreign operations are measured using the local currency as the functional currency. Assets and liabilities are translated at exchange rates as of the balance sheet date. Revenues and expenses are translated at average rates of exchange in effect during the year. The resulting cumulative translation adjustments have been recorded as a separate component of stockholder's equity. Foreign currency transaction gains and losses are included in net income.

          DEVELOPMENT  STAGE
          The Company has operated as a development stage enterprise since its inception by devoting substantially all of its efforts to financial planning, raising capital, research and development, and developing markets for its services. The Company prepares its financial statements in accordance with the requirements of Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises.

          GOODWILL
          Goodwill recorded on the acquisition of Island Critical Care Corp. represents the cost in excess of the fair value of the net assets acquired. Goodwill will be amortized over its estimated useful life of 5 years beginning in January 2000.

          LICENSE  FEE
          The Company entered into a licensing agreement with Masimo Corporation of Irvine, California that provides the Company with the rights to use their new technology known as Signal Extraction Technology (SET) in the production of high-end stand-alone pulse oximeters. The license fee is amortized over the life of the license agreement of seven years.

          INCOME  TAXES
          Deferred taxes are provided in the financial statements for significant temporary differences arising from assets and liabilities whose bases are different for financial reporting and income tax purposes. The primary differences are attributable to depreciation methods. Deferred tax assets arising from net operating losses incurred during the development stage have been fully reserved against due to the uncertainty as to when or whether the tax benefit will be realized.

          NET  INCOME  (LOSS)  PER  COMMON  SHARE
          Net income (loss) per common share is computed in accordance with SFAS No. 128, "Earnings Per Share". Basic earnings per share is calculated by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for each period. Share and per share amounts for all periods presented have been adjusted to reflect the recapitalization. The weighted average shares outstanding for the nine months ended December 31, 1999 reflects the common stock issued under Rule 504 as outstanding for the entire year since there were no significant operations prior to the stock offering. Diluted earnings per share are identical to basic earnings per share for the periods presented since the conversion of the outstanding stock options would have an anti-dilutive effect on earnings per share.

ISLAND  CRITICAL  CARE  CORP.
(A  DEVELOPMENT  STAGE  COMPANY)
(A  DELAWARE  CORPORATION)
PALM  BEACH,  FLORIDA


NOTES  TO  FINANCIAL  STATEMENTS
--------------------------------------------------------------------------------


NOTE C -  PROPERTY  AND  EQUIPMENT
          Property and equipment consists of furniture, fixtures and equipment located in Prince Edward Island, Canada. Property and equipment are stated at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives as follows:

               Equipment                                         5  Years
               Computer                                          3  Years
               Furniture  and  Fixtures                          5  Years

          Maintenance and repairs are charged to expense. The cost of property and equipment retired or otherwise disposed of and the related accumulated depreciation are removed from the accounts

NOTE D -  RESEARCH  AND  DEVELOPMENT
          Research and development expenses represent contract engineering costs and are charged against operations as incurred.

NOTE E -  STOCKHOLDERS'  EQUITY
          COMMON  STOCK
          The Company's securities are not registered under the Securities Act of 1933 and, therefore, no offering may be made which would constitute a "Public Offering" within the meaning of the United States Securities Act of 1933, unless the shares are registered pursuant to an effective registration statement under the Act.

          The stockholders may not sell, transfer, pledge or otherwise dispose of the common shares of the company in the absence of either an effective registration statement covering said shares under the 1933 Act and relevant state securities laws, or an opinion of counsel that registration is not required under the Act or under the securities laws of any such state.

          COMMON  STOCK  ISSUED
          The Company raised capital through a Canadian Private Placement offering during 1999 with one significant investor. Stock subscriptions totaling $1,138,779 (representing 2,988,098 common shares) were received in cash.

          The Company also issued 747,025 warrants to purchase common stock in connection with the Private Placement offering that remain outstanding as of December 31, 1999. The warrants are exercisable in the first year at $1 Canadian per share and $1.50 Canadian per share in the second year. The common stock warrants had no impact on diluted earnings per share since the potential conversion's effect would have been anti-dilutive.

NOTE F -  OTHER
          The Company is eligible for a line of credit in the amount of $1,500,000 Canadian with Enterprise PEI which is an agency of the Province of Prince Edward Island. The Company is also eligible for a repayable grant in the amount of $350,000 Canadian from the Atlantic Canada Opportunities Agency. Both the line of credit and the grant become available when the Company can demonstrate that it has a working prototype of its pulse oximeter.

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The accounting firm of Rotenberg & Company, LLP, Certified Public Accountants and Consultants audited our financial statements. Since inception, we have had no changes in or disagreements with our accountants.

DEALER  PROSPECTUS  DELIVERY  OBLIGATION

Until ninety days after the effectiveness of the registration statement of which this prospectus is a part, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. PART II INFORMATION NOT REQUIRED TO BE INCLUDED IN PROSPECTUS

ITEM  24.    INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

Our bylaws provide for indemnification of each person (including the heirs, executors, administrators, or estate of such person) who is or was director and officer of the corporation to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorneys' fees, arising out of his or her status as a director, officer, agent, employee or representative. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled. The corporation may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs, and expenses, whether or not the corporation would have the legal power to indemnify them directly against such liability.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including officers and directors, who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.


ITEM  25.    OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM                              EXPENSE
----                              -------
SEC  Registration  Fee            $    2,598.00
Legal  Fees  and  Expenses        $   20,000.00
Accounting  Fees  and  Expenses   $           0
Miscellaneous*                    $      500.00
===============================================
Total*                             $  23,098.00

*  Estimated  Figure

ITEM  26.    RECENT  SALES  OF  UNREGISTERED  SECURITIES

During December 1999, we issued 2,988,098 shares of our common stock to one investor in connection with a Canadian private placement. We received stock subscriptions totaling $1,138,779. We believed this exemption was available because

We have never utilized an underwriter for an offering of our securities. Other than securities mentioned above, we have not issued or sold any securities.

We were incorporated in Delaware on December 15, 1999. On December 22, 1999, we issued a total of 6,164,398 shares of our common stock (at $.001 par value) in connection with a merger with Island Critical Care Corp., a Florida corporation. We exchanged our shares for an equivalent number of shares of this Florida corporation (which amounted to 100% of the total shares outstanding of the Florida corporation).

On January 13, 2000, we issued a total of 7,948,504 shares of our common stock (at $.001 par value) in connection with a merger with Island Critical Care Corp., an Ontario corporation. We exchanged our shares for an equivalent number of shares of the Ontario corporation (which amounted to 100% of the total shares outstanding of the Ontario corporation).

Prior to the merger, in November 1999, Island Critical Care Corp., the Ontario Corporation, issued a total of 2,988,098 shares of common stock in a private transaction for cash consideration totaling $1,138,779. In connection with that private offering, Island Critical Care Corp., the Ontario Corporation, also issued 1,000,000 shares of its common stock and warrants to purchase an additional 747,025 shares of its common stock to Finley Investments for services valued at $340,000. The securities were issued under the exemption from registration provided by Section 4(2) of the Securities Act, as amended. We believed this exemption was available because these issuances were transactions not involving a public offering. There was no general solicitation or advertising used to offer shares. In addition, each investor had the knowledge and experience in financial and business matters to evaluate the merits and risks of this prospective investment and therefore was either accredited or sufficiently sophisticated to undertake such an investment.

As of December 31, 1999, these warrants remained outstanding. These warrants, if exercised, will result in the issuance of 747,025 shares of our common stock. The warrants may be exercised over a two year period. The warrants are exercisable in the first year at $1 Canadian per share and at $1.50 Canadian per share in the second year.

ITEM  27.     EXHIBITS

Exhibit Number  Exhibit Description
--------------  -----------------------------------------------------------------------------
             2  Plan of Merger between Island Critical Care Corp. (a Florida corporation)
                and Island Critical Care Corp (a Delaware corporation)
--------------  -----------------------------------------------------------------------------
           2.1  Plan and Agreement of Merger
--------------  -----------------------------------------------------------------------------
           3.1  Certificate of Incorporation - Island Critical Care Corp (a Delaware
                corporation)
--------------  -----------------------------------------------------------------------------
           3.2  Bylaws of Island Critical Care Corp - Island Critical Care Corp. (a Delaware
                corporation)
--------------  -----------------------------------------------------------------------------
             5  Opinion re: Legality - The Law Offices of Brenda Lee Hamilton, P.A.
--------------  -----------------------------------------------------------------------------
          10.1  Purchasing and Licensing Agreement Between Island Critical Care
                Corporation and Masimo Corporation
--------------  -----------------------------------------------------------------------------
          10.2  Prince Edward Island Lending Agency (Prince Edward Island Government,
                Canada), Offer of Credit and Acceptance by Borrower, Island Critical Care
                Corporation
--------------  -----------------------------------------------------------------------------
          10.3  Prince Edward Island Lending Agency (Prince Edward Island Government,
                Canada) Acknowledgement to Island Critical Care Corporation
--------------  -----------------------------------------------------------------------------
          10.4  Atlantic Canada Opportunities Agency's Offer to Make Repayable
                Contribution to Island Critical Care Corporation and Island Critical Care
                Corporation's Acceptance
--------------  -----------------------------------------------------------------------------
          10.5  Employment Agreement Between Kenneth Legere and Island Critical Care
                Corporation
--------------  -----------------------------------------------------------------------------
          10.6  Employment Agreement Between John Wayne Weber and Island Critical
                Care Corporation
--------------  -----------------------------------------------------------------------------
          10.7  Employment agreement between Sean Patrick Flanigan and Island Critical
                Care Corporation
--------------  -----------------------------------------------------------------------------

ITEM  28.     UNDERTAKINGS

The  undersigned  Registrant  hereby  undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
       a. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
       b. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;
       c. Include any additional or changed material information on the plan of distribution.

2. That, for determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that Remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Charlottetown, State of Prince Edward Island on May 31st, 2000.
-------------              ----------------------      ---------

                                          Island  Critical  Care  Corp.

                                          /s/  Kenneth  R.  Legere
                                          ------------------------

                                          By:  Kenneth  R.  Legere
                                          Title:  President


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated.



                                          /s/  Sean  Flanigan
                                          -------------------
                                          By:  Sean  Flanigan
                                          Title:  Director


                                          /s/  Wayne  Weber
                                          -----------------
                                          By:  Wayne  Weber
                                          Title: Vice President, Chief Financial
                                          Officer  and  Director


                                          /s/  Sean  Flanigan
                                          -------------------
                                          By:  Sean  Flanigan
                                          Title: Vice President, Chief Operating
                                          Officer  and  Director